Exhibit 99.6

CONSENT OF CASSEL SALPETER & CO., LLC

Cassel Salpeter & Co., LLC (“CS”) hereby consents to the inclusion of its opinion letter, dated August 21, 2024, to the Special Committee of the Board of Directors of Cyclo Therapeutics, Inc. (“Cyclo”) as Annex E to Amendment No. 1 to the Joint Proxy Statement/Prospectus included in the registration statement of Rafael Holdings, Inc. (the “Registration Statement”) filed on Form S-4 with the Securities and Exchange Commission today and the references to CS and its opinion, including the quotation or summarization of such opinion, in the Registration Statement, under the headings “PROSPECTUS SUMMARY – Opinion of Financial Advisor to the Cyclo Special Committee,” “THE MERGER – Background of the Merger,” “THE MERGER – Recommendation of the Cyclo Special Committee and Cyclo Board and Cyclo’s Reasons for the Merger” and “THE MERGER – Opinion of Financial Advisor to the Cyclo Special Committee.” The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Dated: November 21, 2024

/s/ Cassel Salpeter & Co., LLC